[LETTERHEAD OF COMPAQ COMPUTER CORPORATION]


                                 March 16, 1999


Compaq  Computer  Corporation
20555  S.H.  249
Houston,  Texas  77070


Ladies  and  Gentlemen:

     I am Vice President and Associate General Counsel of Compaq Computer Corporation ("Compaq"), and have acted in such capacity in connection with Compaq's Registration Statement on Form S-8 to register under the Securities Act of 1933, as amended, the offer and sale of Compaq common stock (the "Common Stock") pursuant to the Shopping.com Stock Option Plan of 1997 (the "1997 Plan"). In connection therewith, I (or attorneys under my supervision) have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion.

     Upon the basis of the foregoing, I am of the opinion that the Common Stock has been duly authorized and, when and to the extent issued for adequate consideration therefore in accordance with the 1997 Plan, will be legal, valid and binding obligations of Compaq.

     I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                   Very  truly  yours,


                                    /s/  Linda  S.  Auwers
                                   ---------------------------------
                                         Linda  S.  Auwers
                                         Vice  President  and
                                         Associate  General  Counsel